Exhibit 11
CCA INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF UNAUDITED EARNINGS PER SHARE

	Three Months Ended
	May 31,
	2011	2010

Item 6.

Weighted average shares outstanding —
Basic	7,054,442	7,054,442
Net effect of dilutive stock
Options—based on the treasury stock method using average market	—	—

Weighted average shares outstanding —
Diluted	7,054,442	7,054,442

Net (Loss) Income	$(247,268)	$(910,589)

Per share amount
Basic and Diluted	$(0.04)	$(0.13)

	Six Months Ended
	May 31,
	2011	2010

Weighted average shares outstanding —
Basic	7,054,442	7,054,442
Net effect of dilutive stock
Options—based on the treasury stock method using average market	—	—

Weighted average shares outstanding —
Diluted	7,054,442	7,054,442

Net Income (Loss)	$95,837	$(369,035)

Per share amount
Basic and Diluted	$0.01	$(0.05)